UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K/A

(Amendment No. 1)

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2013

Dynavax Technologies Corporation

(Exact name of registrant as specified in its charter)

Commission File Number: 001-34207

Delaware	33-0728374
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

2929 Seventh Street, Suite 100

Berkeley, CA 94710-2753

(Address of principal executive offices, including zip code)

(510) 848-5100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Form 8-K/A is an amendment to the Current Report on Form 8-K filed by Dynavax Technologies Corporation (the “Company”) on March 21, 2013, regarding the departure of Stephen Tuck, Vice President, Global Technical Operations effective on March 29, 2013.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) Compensatory Arrangements of Certain Officers

Effective as of March 29, 2013, the Company and Stephen Tuck, Ph.D., entered into agreements resulting from his previously reported departure as Vice President, Global Technical Operations, including (i) a consulting agreement with the Company and Solutio Partners pursuant to which Dr. Tuck will provide advice and perform activities relating to his former areas of responsibility for a period of six months in return for a fee of $350,000, payable upon satisfactory completion of the services, (ii) execution and delivery of a general release by Dr. Tuck in favor of the Company and related parties, (iii) payment by the Company of COBRA continuation costs for an additional six months, (iv) extension of the exercise period for stock awards from 90 days to 12 months from the end of continuous service with the Company and (v) payment by the Company of three months of executive outplacement service with a firm selected by the Company. These benefits are in addition to benefits to which Dr. Tuck is entitled pursuant to his Management Continuity and Severance Agreement with the Company.

The agreements contain other customary terms and conditions. The foregoing description does not purport to be complete and is qualified in its entirety by reference to the actual agreements attached as Exhibits 10.76 and 10.77 to the Current Report on Form 8-K/A, and incorporated herein by reference.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit Number	Description

10.76	Consulting Agreement dated as of March 29, 2013, by and between Solutio Partners and Dynavax Technologies Corporation.

10.77	Termination letter dated as of March 29, 2013, by and between Stephen Tuck and Dynavax Technologies Corporation.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNAVAX TECHNOLOGIES CORPORATION

Date April 4, 2013	By:	/s/ Michael S. Ostrach
Michael S. Ostrach Vice President